Exhibit 4.05

     CERTIFICATE OF AMENDMENT TO CERTIFICATE OF LIMITED
                         PARTNERSHIP
                             OF
                ENTERGY LONDON CAPITAL, L.P.


          This Certificate of Amendment to Certificate of Limited Partnership of Entergy London Capital, L.P. (the "Partnership"), dated as of September __, 1997, is being duly executed and filed by Entergy London Investments, plc, a public limited company organized under the laws of England and Wales, as general partner, in accordance with the provisions of 6 Del. C. 17-202 and 17-204, to amend the original Certificate of Limited Partnership of the Partnership, which was filed on August 4, 1997 (the "Certificate"), to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C. 17-101, et seq.).

          1. Name. The name of the limited partnership is Entergy London Capital, L.P.

          2. Amendment. The Certificate is amended by changing name of the general partner of the Partnership from "Entergy Power UK plc" to "Entergy London Investments plc". The mailing address of the sole general partner of the Partnership is: Entergy London Investments plc, Templar House, 81-87 High, Holborn, London WC1V 6NU England.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Limited
Partnership as of the date first-above written.

                         ENTERGY LONDON INVESTMENTS plc,
                         as general partner


                         By:  _____________________________
                              Name:
                              Title: